Exhibit (a)(5)(B)

Canadian Issuer Bid Circular

TOWERS WATSON & CO.

Offer to Exchange Shares of Class B-1 Common Stock
for
Unsecured Subordinated Notes due March 15, 2012

This Canadian Issuer Bid Circular incorporates the attached Offer to Exchange of Towers Watson & Co. in its entirety. Capitalized terms not otherwise defined herein have the meaning set out in the Offer to Exchange.

Towers Watson & Co. (“we”, “us”, the “Company” or “Towers Watson”) is offering (the “Offer”) to exchange up to all of the shares of Class B-1 Common Stock, par value $0.01 per share, of the Company (the “Class B-1 Common Stock”), for unsecured subordinated notes due March 15, 2012 (a “New Note”, and collectively, the “New Notes”) with each New Note having a principal amount equal to the “Exchange Ratio”, provided that the aggregate principal amount of the New Notes does not exceed $200,000,000, upon the terms and subject to the conditions set forth in the attached Offer to Exchange (as amended and supplemented from time to time, the “Offer to Exchange”) and the related Offer materials (as amended and supplemented from time to time, the “Offer Documents”).

THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JUNE 14, 2010, UNLESS EXTENDED BY THE COMPANY (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”).

This Offer is made in Canada by a U.S. issuer for securities of a U.S. issuer in accordance with U.S. federal securities laws. Securityholders should be aware that the U.S. requirements applicable to the bid may differ from those of Ontario, British Columbia, Alberta and Quebec. The financial statements included or incorporated by reference in this bid circular have not been prepared in accordance with Canadian generally accepted accounting principles and thus may not be comparable to financial statements of Canadian issuers.

All of the directors and officers of Towers Watson and all of the experts named in this bid circular reside outside of Canada. Substantially all of the assets of these persons and of Towers Watson may be located outside of Canada. Towers Watson has appointed BAMAC Services Inc. as its agent for service of process in Canada, but it may not be possible for securityholders to effect service of process within Canada upon the directors, officers and experts referred to above. It may also not be possible to enforce against Towers Watson, its directors and officers and the experts named in this bid circular judgments obtained in Canadian courts predicated upon the civil liability provisions of applicable securities laws in Canada.

Securities legislation in certain of the provinces of Canada provides securityholders of the offeree issuer with, in addition to any other rights they may have at law, remedies for rescission or, in some jurisdictions, damages if a circular or notice that is required to be delivered to such securityholders contains a misrepresentation or is not delivered to the securityholder, provided that such remedies for rescission or damages are exercised by the securityholder within the time limit prescribed by the securities legislation of the securityholder’s province or territory. The securityholder should refer to the applicable provisions of the securities legislation of the securityholder’s province for particulars of these rights or consult with a legal adviser. Rights and remedies also may be available to securityholders under U.S. law; securityholders may wish to consult with a U.S. legal adviser for particulars of these rights. The foregoing, together with documents incorporated by reference, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

Dated this 17 day of May 2010

Signed: “John J. Haley”	Signed: “Roger F. Millay”

Name: John J. Haley	Name: Roger F. Millay
Title: Chairman of the Board and Chief Executive Officer	Title: Vice President and Chief Financial Officer

Signed: “Mark V. Mactas”	Signed: “Linda Rabbitt”

Name: Mark V. Mactas	Name: Linda D. Rabbitt
Title: Director	Title: Director